Exhibit 10.1

SETTLEMENT AGREEMENT

          This Settlement Agreement (“Agreement”) is entered into as of the 3rd day of February, 2011 by and between CornerWorld Corporation (“CornerWorld”) and Ned B. Timmer (“Timmer”). CornerWorld and Timmer are sometimes collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

          WHEREAS bona fide disputes and controversies exist between the Parties, both as to liability and the amount thereof, if any, and by the reason of such disputes and controversies, CornerWorld filed a lawsuit entitled CornerWorld Corporation v. Ned Timmer, Case No. 1:09-CV-1124, which is pending in the United States District Court for the Western District of Michigan, Southern Division, in which Timmer also has pending counterclaims; Timmer filed a lawsuit entitled Ned Timmer v. Woodland Holdings Corp., et. al., Case No. 1:10-CV-0793, which is pending in the United States District Court for the Western District of Michigan, Southern Division; and Timmer filed an arbitration with the American Arbitration Association (“AAA”) which is captioned Ned Timmer v. Woodland Holdings Corporation, Case No. 13 494 Y 03033 10. The legal proceedings are collectively referred to as the “Actions;”

          WHEREAS, the Parties vigorously deny the claims asserted in the Actions; and,

          WHEREAS, the Parties desire to settle fully and finally, in the manner set forth in this Agreement, all claims and causes of action of any kind whatsoever which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies which were asserted in or which could have been asserted in the Actions;

          NOW THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein and in full compromise, release and settlement, accord and satisfaction, and discharge of all the claims or causes of action, known or unknown, possessed by or belonging to the Parties hereto, the Parties covenant and agree as follows:

          1.       Releases by Timmer. Timmer hereby releases and forever discharges CornerWorld, its predecessors, successors, subsidiaries, including but not limited to Woodland Holdings Corp. and its subsidiaries, affiliates, officers, directors, employees, attorneys, insurers, agents, representatives and assigns, past, present or future (“CornerWorld Released Parties”), from any and all claims, losses, liabilities, obligations, suits, debts, liens, contracts, agreements, promises, demands and damages, of any nature whatsoever, that Timmer may now have related to or arising out of the Actions or which could have been asserted in the Actions. This release will only be effective upon Closing (section 15). This release shall not include claims based on the collection of the Note.

          2.       Releases by CornerWorld. CornerWorld (acting on behalf of itself and its subsidiaries), hereby releases and forever discharges Timmer and his predecessors, successors, attorneys, insurers, agents, representatives and assigns, past, present or future, from any and all claims, losses, liabilities, obligations, suits, debts, liens, contracts, agreements, promises, demands and damages, of any nature whatsoever, that

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CornerWorld may now have, or hereafter may have, related to or arising out of the Actions or which could have been asserted in the Actions. This release will only be effective upon Closing (section 15).

            3.       Covenants Not To Sue. The Parties each covenant as follows:

a.

Timmer, for himself, and on behalf of his current and former heirs, spouse, successors, assigns, legal representatives, guardians, executors, administrators, insurers, servants, and agents, as applicable, COVENANTS NOT TO SUE AT ANY TIME IN THE FUTURE, except as may be required by law or compulsory process, against CornerWorld and/or the CornerWorld Releasees based upon any of the claims released in paragraph 1 of this Agreement.

b.

CornerWorld for itself and its subsidiaries, COVENANT NOT TO SUE AT ANY TIME IN THE FUTURE, except as may be required by law or compulsory process, against Timmer, or his current and former heirs, successors, assigns, legal representatives, guardians, executors, administrators, insurers, servants, and agents, as applicable based upon any of the claims released in paragraph 1 of this Agreement.

            4.       Confidentiality. The Parties agree to keep the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL and will not communicate or otherwise disclose to any person other than to immediate family members, tax accountants, and/or attorneys provided that each third party agree to abide by the terms of this paragraph, except as may be required by law or compulsory process; except, however, that in response to a direct solicitation the Parties hereto may disclose the fact that there is an agreement that covers their business activities and the duration and scope thereof.

            5.       Monetary Settlement Terms. Subject to the conditions and/or contingencies set forth in this Agreement, CornerWorld agrees pay to Timmer Seven Million Eight Hundred Thousand Dollars and No Cents ($7,800,000.00) as follows:

a.	A lump sum payment of Six Million Dollars and No Cents ($6,000,000.00) (the “Lump Sum Payment”) to be made via wire transfer pursuant to wire transfer instructions to be provided by Timmer;

b.	A five (5) year junior secured note for One Million Eight Hundred Thousand Dollars and No Cents ($1,800,000.00) (the “Note”);

i.	The Note shall be payable in five (5) annual payments of $360,000 with the first payment becoming due April 30, 2012 and the last payment becoming due April 30, 2016;

ii.	The Note shall bear interest at 10% which shall start accruing on the date of the Note and which shall be paid based on a 365 day year on a quarterly basis with payments beginning April 30, 2011;

iii.	The payments on the Note are contingent upon Timmer’s agreement to refrain

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from disclosing to anyone after December 1, 2010, the terms, provisions or existence of any patent license agreements, including without limitation, patent license agreements, to which the Company or any of its affiliates is a party (as either licensor or licensee), except as required by law or court order, and then only to the extent so required, and such Note payments shall immediately cease if such disclosure is made by Timmer;

iv.

The Note shall be secured by existing collateral held by Timmer as set forth in the Pledge and Security Agreements dated February 23, 2009 made by CornerWorld Corporation, CornerWorld, Inc., Enversa Companies, LLC, Woodland Holdings Corp., Woodland Wireless Solutions Ltd., S Squared LLC, West Michigan Co-Location Services, LLC, and T2 TV, LLC in favor of Ned B. Timmer;

v.

Subject to Paragraph 7, Timmer understands and agrees that while the Note is secured by existing collateral as explained in Paragraph 5(b)(iv) above, Timmer will be a junior and/or subordinated secured creditor, meaning that his security interests will be subordinate to the third party lender or lenders who provide the new financing for the Lump Sum Payment and associated transaction fees set forth in Paragraph 5a above (but subordinate only as to the amount of the Lump Sum Payment and associated transaction fees) and present secured creditors IU Investments, LLC and Internet University, Inc. In the event that the lender or lenders providing the financing for the Lump Sum Payment is replaced, the financing is assumed by another lender, and/or the Lump Sum Payment is otherwise refinanced, Timmer understands and agrees that he will remain in a junior or subordinated position to such lender(s) at all times that financing exists for the Lump Sum Payment;

vi.	The Note, Inter-Creditor Agreement(s) and Pledge and Security Agreement(s) shall be in a form to be agreed upon by the Parties;

vii.

CornerWorld shall deliver at closing fully executed copies of the agreements signed by each pledgor under the Pledge and Security Agreements referenced in subsection iv of this section revising the Pledge and Security Agreements to reflect that they secure the Note; and

viii.

Prior to Closing, Timmer and HCC shall designate an amount to be allocated and paid to HCC for its stock and its 2.6326190% interest in the Purchase Money Note pursuant to the Assignment Of Interest In Purchase Money Note executed by Ned B. Timmer and HCC effective February 23, 2009.

c.

The Parties further agree that prior to the funding of the Lump Sum Payment and the final closing of this settlement agreement, neither the Lump Sum Payment nor the Note will be reduced by any principal and interest payments made to Timmer.

           6.       Cancellation of Secured Debenture and Purchase Money Note. In exchange for the Lump Sum

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Payment and the Note, as set forth in Paragraph 5 above, Timmer agrees and understands that the Secured Debenture and Purchase Money Note effective as of February 23, 2009 will be cancelled and/or terminated at Closing. As such, Timmer agrees that upon the funding of the Lump Sum Payment, he shall forward original copies of the Secured Debenture and Purchase Money Note marked “cancelled” and “paid in full.”

          7.       Debt Owed to IU Investments, LLC and Internet University, Inc. by CornerWorld and/or its subsidiaries. The Parties agree and understand that as of March 30, 2011, the debt owed to IU Investments, LLC and Internet University, Inc. shall be $665,000 and $1,764,199, respectively, and shall not be paid down below the lesser of (a) the current principal balance (as of the date of funding the Lump Sum Payment closing), or (b) the balance owed on Timmer’s junior secured note until December 2012, and then the balances owed may only be paid down, if the Note is not in default. Finally, it is understood and agreed that if any additional amounts are advanced and/or loaned by IU Investments, LLC and Internet University, Inc. to CornerWorld and/or its subsidiaries, such amounts will not have priority over Timmer in any collateral held jointly by Timmer and IU Investments, LLC and Internet University, Inc.; rather, those additional amounts will be subordinated to the Note.

          8.       Return of Collateral Stock Certificates/Membership Interests. Timmer and HCC agree that at Closing, they shall return all stock certificates and/or records of membership interests of CornerWorld or its subsidiaries which he has in his possession, including, but not limited to, certificates in Woodland Holdings Corporation, T2TV, LLC, West Michigan Co-Location Services, LLC, Woodland Wireless Solutions, LTD and S Squared, LLC, T2 Communications, LLC and Phone Services and More, LLC. CornerWorld agrees to reasonably cooperate with Timmer to extent required for Timmer to perfect his security interest, as subordinated, in his collateral.

          9.       CornerWorld Stock, Stock Options and Warrants. Timmer and HCC agree that at Closing, they shall return all common stock in his possession, including but not limited to 31,450,000 shares held by the Ned Timmer Trust and 2,100,000 shares in the name of Ned Timmer. Upon return of the aforementioned certificates, Timmer acknowledges that he is solely responsible for filing the required Form 4 within two business days with the SEC detailing his disposition of shares. In addition, HCC shall return all stock including 400,000 shares held by HCC Foundation, stock options and/or warrants (including warrants to purchase 2,750,000 shares) which are either in his possession or HCC’s possession. Timmer further agrees that he will never purchase, own or control, either directly or indirectly (e.g., through HCC), any CornerWorld stock.

          10.      Control Agreements. The Parties agree that at Closing, the control agreements for deposit accounts held by CornerWorld, Inc., Enversa Companies, LLC, S Squared, LLC, West Michigan Co-Location Services, LLC and T2 TV, LCC and presently in place at Fifth Third Bank by virtue of the Collateral Perfection Agreements entered into by, between and/or among the Parties, will be extinguished and CornerWorld is free to establish deposit accounts for itself and any of its subsidiaries at any bank of its choosing.

          11.      Resignations by Timmer. Contemporaneous with the Closing, Timmer agrees to immediately tender his resignation from both the Board of Directors of CornerWorld and as the Chief Operating Officer of Woodland Holdings Corp. Timmer further agrees that by tendering his resignation of employment as Chief Operating Officer of Woodland Holdings Corp., his employment agreement will also be terminated.

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          12.      Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. Timmer agrees and covenants, that until the expiration of five (5) years from the date of funding of the Lump Sum Payment, he will not disclose, solicit and/or compete as follows:

a.

By virtue of his ownership interests in, membership on the Board of Directors, and/or employment with CornerWorld and/or its subsidiaries, Timmer has knowledge of confidential, proprietary and/or trade secret information, including, but not limited to business processes, financial information, pricing, and/or license agreements. He agrees that for the reasonable time period set forth above, he shall not, directly or indirectly, including through third parties, disclose any confidential, proprietary and/or trade secret information relating to CornerWorld and/or its subsidiaries;

b.

During the reasonable time period set forth above, Timmer shall not directly or indirectly, including through third parties, compete with any business of CornerWorld and/or its subsidiaries, or have any other direct or indirect ownership in any businesses which compete with CornerWorld and/or its subsidiaries, including, but not limited to, any 611 roaming service, television, telephone and/or internet business, save for his ownership interest in FTTP, without the express prior written consent of the Chief Executive Officer of CornerWorld; and

c.

During the reasonable time period set forth above, Timmer shall not recruit or hire, or attempt to recruit or hire, directly or by assisting others, any current employee of CornerWorld and/or its subsidiaries, unless he is given express written permission of the Chief Executive Officer of CornerWorld.

          13.      Non-Solicitation Covenant. CornerWorld agrees and covenants, that until the expiration of five (5) years from the date of funding of the Lump Sum Payment, neither it nor its subsidiaries will recruit or hire, or attempt to recruit or hire, directly or by assisting others, any employee of Timmer or his companies, unless it is given express written permission by Timmer.

          14.      Termination of Lease Agreement. The Parties agree that 30 days after the Closing, the Lease Agreement between Woodland Holdings Corp. and Sol Danzar Enterprises, LLC (the “Lease Agreement”) shall terminate. The Parties further agree as follows:

a.

Within 30 days of the Closing, Woodland Holdings Corp. and/or its subsidiaries shall vacate the property located at 301 Hoover Boulevard in Holland, Michigan and shall leave the property in the condition required at termination set forth in Article XVIII, Section 18.1, of the Lease Agreement;

b.	Woodland Holdings Corp. shall only owe rent through termination of the Lease Agreement and for any month-to-month holdover tenancy; and

c.

The Parties release and forever waive the buyback and put provisions set forth in Article VI, Sections 6.1 and 6.2, of the Lease Agreement relating to the property located at 301-305 Hoover Boulevard in Holland, Michigan.

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d.	At closing, Woodland Holdings Corp. and Sol Danzar Enterprises, LLC shall execute a lease amendment to reflect the above.

Within 30 days from the date of this Agreement, the parties shall walk through the property at 301 Hoover and tag the furnishings and artwork that belong to Sol Danzar Enterprises, LLC and Mr. or Mrs. Timmer and such property shall be left at the property. The Sol Danzar Enterprises, LLC company records which were stored in the vault at 301-305 Hoover Boulevard shall be returned to Timmer.

          15.      Second Closing of the Unit Purchase Agreement. The Parties Agree that the second closing of the Unit Purchase Agreement for the purchase of 100% of the member voting units of T2 Communications, LLC and Phone Services and More, LCC shall take place contemporaneously with the funding of the Lump Sum Payment with no additional payment for such membership interests to be made to Timmer. The Parties further understand and agree as follows:

a.

Upon the second closing of the Unit Purchase Agreement and funding of the Lump Sum Payment, Timmer will not oppose and CornerWorld shall be free to shut down and/or cause T2 Communications, LLC and/or Phone Services and More, LLC to cease some or all operations at its sole discretion (but in compliance with applicable state and federal laws); and

b.	Should T2 Communications, LLC and/or Phone Services and More, LLC shut down its operations and/or cease to do business after the funding of the Lump Sum Payment, Timmer shall:

i.

Exclusive of legal costs and/or fees, indemnify CornerWorld and/or its subsidiaries, including, but not limited to, Woodland Holdings Corp., from any legal proceedings (e.g., litigation or arbitration) initiated by FTTP in an amount equal to 50% of the lesser of (a) any judgment obtained by FTTP against T2 Communications; or (b) the value of T2 Communications’ assets at the time a judgment is obtained by FTTP; and

ii.

As a member and/or owner of FTTP, abstain from any vote amongst its members, owners and/or principals in which he would regularly partake, if it relates to any decision by FTTP to initiate and/or instigate legal proceedings against T2 Communications.

          16.      Closing of the Agreement and/or Funding of the Lump Sum Payment and its Contingencies. The Parties agree that the closing of the Agreement and/or funding of the Lump Sum Payment shall occur on or before March 30, 2011 (the “Closing”). The Parties further agree and understand that this closing and funding of the Lump Sum Payment is contingent upon mutual agreement to the terms of this Agreement by January 21, 2011, execution of this Agreement by February 28, 2011, and CornerWorld obtaining and closing on third party financing of the Lump Sum Payment portion of the settlement proceeds by March 30, 2011. If any one of the aforementioned contingencies occurs, either Party may refuse to perform the obligations set forth herein.

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          17.      Dismissal of the Legal Proceedings. Within five (5) business days of receipt of the funding of the Lump Sum Payment, the Parties agree to file joint motions and/or stipulations of dismissal with prejudice in the litigation entitled CornerWorld Corporation v. Ned Timmer, Case No. 1:09-CV-1124 and Ned Timmer v. Woodland Holdings Corp., et. al., Case No. 1:10-CV-0793, which are pending in the United States District Court for the Western District of Michigan, Southern Division, Southern Division, without any attorney fees or costs to any party. Further, the Parties agree that Timmer will dismiss and/or withdraw his claim for arbitration filed with the AAA and entitled, Ned Timmer v. Woodland Holdings Corporation, Case No. 13 494 Y 03033 10, without any attorney fees or costs to any party.

          18.      Denial of Liability. By entering into this Agreement, none of the Parties admit, and each of the Parties does specifically deny, any violation of local, state, or federal law. The Parties further recognize that this Agreement is entered into to compromise any claims that have been or might be asserted by any of the Parties in connection with the Actions, and to avoid the expense and burden of any further litigation related thereto.

          19.      Non-Disparagement. The Parties agree and expressly understand that, consistent with the confidentiality agreement contained in Paragraph 4, they shall not in any way, intentionally or recklessly, make any public or private statement, comment, or communication in any form, oral, written or electronic, about either Party, which would constitute an defamatory statement of fact and shall decline comment on any aspect of this Agreement if contacted by any third parties.

          20.      Non-Interference. The Parties agree and expressly understand that upon the execution of this Agreement, they shall not in any way, directly or indirectly, intentionally or negligently, interfere with the business of the CornerWorld Releasees and/or Timmer Releasees in any way. The Parties further agree that they will not contact each other, including persons employed by CornerWorld’s subsidiaries, except through their legal counsel, except for casual/personal contact that does not involve CornerWorld business.

          21.      Interpretation of Agreement. This Agreement, and each of its provisions, has been reached as the result of negotiations between the Parties and their respective attorneys. Each of the Parties expressly acknowledges and agrees that this Agreement shall not be deemed to have been prepared by, or drafted by, any particular Party or Parties hereto, and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party or parties, shall not be employed in the interpretation of this Agreement.

          22.      Severability. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision, as may be possible and that is legal, valid, and enforceable.

          23.      Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan.

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          24.      Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of, each of the Parties and their respective past, present and future predecessors, successors, subsidiaries, affiliates, officers, directors, employees, attorneys, insurers, agents, representatives and assigns.

          25.      Counterparts. This Agreement may be executed simultaneously or in any number of counterparts, each of which shall be deemed an original, equally admissible in evidence against any Party who has signed it, all of which together shall constitute one and the same agreement. Signatures delivered by facsimile or email shall be deemed original signatures.

          26.      Integrated Agreement. This writing is an integrated agreement and represents the entire understanding of the Parties relative to the subject matter described herein. No prior or contemporaneous agreements shall be enforceable if they materially alter, vary, or add to the terms of this Agreement. This Agreement may not be modified except by a writing executed by all Parties or their counsel. Each of the Parties agrees that no representation or promise not expressly contained in this Agreement has been made and further promises that they are not entering into this Agreement on the basis of any promise, representation, express or implied, not otherwise contained herein.

          27.      Voluntary Consent. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that:

a.	They have read this Agreement;

b.	They have been represented in the preparation, negotiation, and execution of this agreement by legal counsel of their own choice;

c.	They understand the terms and consequences of this Agreement and of the agreements it contains; and

d.	They are fully aware of the legal and binding effect of this Agreement.

          28.      Warranty of Authority. The persons executing this Agreement represent and warrant that they have full authority to sign this Agreement on behalf of the Party for which are acting and that each of said Parties will thereby be fully bound by the terms of this Agreement. HCC joins in this Agreement solely for purposes of agreeing to those provisions of this agreement that explicitly relate to it.

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Ned B. Timmer

Dated: February 3, 2011
Ned Timmer

Ned B. Timmer

HCC Foundation, Inc.

Dated: February 3, 2011
/s/ Ned Timmer

By: Ned B. Timmer
Its: President

CornerWorld Corporation

Dated: February 3, 2011
/s/ Scott Beck

By: Scott Beck
Its: Chief Executive Officer

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